Exhibit 99.1

    Diagnostic Products Corporation Announces Third Quarter Results

    LOS ANGELES--(BUSINESS WIRE)--Oct. 23, 2003--Diagnostic Products Corporation (NYSE:DP) today reported sales of $93.7 million for its third quarter, an 18.0% increase over the third quarter of 2002. Earnings were $17.0 million, or $.57 per diluted share, an increase of 72% from $9.9 million or $.34 for the third quarter of 2002. The dollar weakened in the third quarter of 2003 which had a 6.8% positive impact on sales. The Company also recognized a gain in operating income of $4.2 million or $.10 per diluted share related to the sale of its Pathodx product line. International sales were $66.2 million and domestic sales were $27.5 million.
    Sales of IMMULITE products continued to be very strong, growing 22% over the third quarter of 2002. Immulite product line sales were $82.8 million for the quarter, 88% of the total sales of the Company. IMMULITE reagent sales increased 28% this quarter over the third quarter of 2002. Sales of RIA products were $6.6 million, a 10% decline from last year's third quarter. Sales of other products were $4.3 million, up from $4.0 million in the same period last year.
    The Company shipped a total of 198 IMMULITE Instruments in the third quarter including 113 IMMULITE 2000s. The total number of IMMULITEs shipped is now over 8,700. "Our Immulite business continues to do very well," said Michael Ziering, President and CEO of DPC. "We were particularly pleased with the level of Immulite 2000 reagent sales which reached $45 million for the quarter, an increase of 42% over last year."
    Founded in 1971, Diagnostic Products Corporation (DPC) is the global leader dedicated exclusively to immunodiagnostic testing. The Company's product menu includes over 400 tests to measure microorganisms, hormones, drugs and other medically important substances present at infinitesimal concentrations in body fluids and tissues. DPC also designs and manufactures automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories domestically and in over 100 international countries. Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions relating to the Company's Chinese subsidiary; the rate of customer demand for the Company's products; Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


Diagnostic Products Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited - In thousands except per share data)


                                                    Three Months Ended
                                                       September 30,
                                                      2003       2002
SALES:
        Non-Affiliated Customers                   $87,483    $72,227
        Unconsolidated Affiliates                    6,254      7,185
        Total Sales                                 93,737     79,412


COST OF SALES                                       41,335     34,229
       Gross Profit                                 52,402     45,183

OPERATING EXPENSES:
Selling                                             15,649     13,165
Research and Development                            10,037      9,326
General and Administrative                           8,401      7,240
Sale of Product Line                                (4,218)         -
Equity in Income of Affiliates                      (1,280)      (604)

OPERATING EXPENSES -NET                             28,589     29,127
      OPERATING INCOME                              23,813     16,056

Interest/Other Income (Expense) - Net                  283     (2,352)
INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST                               24,096     13,704

PROVISION FOR INCOME TAXES                           6,988      4,248

MINORITY INTEREST                                      143       (450)
      NET INCOME                                   $16,965     $9,906

EARNINGS PER SHARE:
      BASIC                                           $.59       $.35
      DILUTED                                         $.57       $.34

WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                                         28,760     28,540
      DILUTED                                       29,697     29,506

    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200